Exhibit 5.1

[Letterhead of CME Group Inc.]

June 9, 2022

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Re:       CME Group Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Deputy General Counsel of CME Group Inc., a Delaware corporation (the “Company”). This opinion is delivered in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration of 400,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), of which (i) 100,000 shares of Class A Common Stock are authorized for issuance in connection with awards under the CME Group Inc. Director Stock Plan, as amended and restated effective May 4, 2022 (the “Director Stock Plan”), and (ii) 300,000 shares of Class A Common Stock are reserved for sale under the CME Group Inc. Employee Stock Purchase Plan, as amended and restated as of May 4, 2022 (the “ESPP,” each of the Director Stock Plan and the ESPP being referred to herein as a “Plan,” and the Director Stock Plan and the ESPP collectively being referred to herein as the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, I or lawyers under my supervision have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the certificate of incorporation of the Company; (iii) the Sixteenth Amended and Restated Bylaws of the Company; (iv) the Plans; (v) certain resolutions of the Board of Directors of the Company and of the Compensation Committee of the Board of Directors of the Company relating to approval of the Plans; and (vi) the report of the inspector of election for the 2022 Annual Meeting of Shareholders of the Company reflecting approval of the Plans by the shareholders of the Company at such meeting. I or lawyers under my supervision have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion stated below.

CME Group Inc.

June 9, 2022

In our examination, I and the lawyers under my supervision have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, I and the lawyers under my supervision have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that I or lawyers under my supervision did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion stated herein is subject to the following qualifications: (a) I have assumed that, prior to the issuance of any Shares, the Company and the recipient of such Shares pursuant to an award under the applicable Plan will have duly entered into an applicable award agreement, such award agreement will be consistent with the terms of the Plan and will be duly authorized, validly executed and delivered by the parties thereto, and the issuance of such Shares will be in accordance with the terms of the applicable Plan and such award agreement; (b) I have assumed that, prior to the issuance of any Shares, the Company will have received the consideration contemplated by the applicable resolutions of the Board of Directors of the Company or a committee thereof authorizing the issuance of such Shares and/or the consideration contemplated pursuant to the terms of the applicable Plan (including any consideration provided for in an award agreement) and that the consideration for each such Share will not be less than the par value thereof; (c) I have assumed that, upon the issuance of any Shares, an appropriate account statement evidencing such Shares credited to the recipient’s account maintained with the Company’s transfer agent will have been issued by the Company’s transfer agent for the Class A Common Stock; and (d) I have assumed that the issuance of the Shares will be properly recorded in the books and records of the Company.

I am admitted to the bar in the State of Illinois. I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”), and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, I am of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms of the applicable Plan and the applicable award agreement, will be validly issued, fully paid and nonassessable.

I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion stated herein after the date hereof.

CME Group Inc.

June 9, 2022

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Timothy W. Smith

Timothy W. Smith

Deputy General Counsel